Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement (No. 333-144306) of our reports dated May 7, 2007 relating to the consolidated financial statements of NNN Realty Advisors, Inc. and subsidiaries and October 18, 2006 relating to the consolidated financial statements of Triple Net Properties Realty, Inc. and subsidiary appearing in the Proxy/Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
October 17, 2007